
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial  information  extracted from the balance sheet and  statement  of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000832095
<NAME>                        KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                 3-MOS
<FISCAL-YEAR-END>             Dec-31-2000
<PERIOD-END>                  Mar-31-2000
<CASH>                          2,433,260
<SECURITIES>                   53,921,710<F1>
<RECEIVABLES>                     363,758
<ALLOWANCES>                            0
<INVENTORY>                             0
<CURRENT-ASSETS>                  178,915<F2>
<PP&E>                                  0
<DEPRECIATION>                          0
<TOTAL-ASSETS>                 56,897,643
<CURRENT-LIABILITIES>              14,221
<BONDS>                                 0
<PREFERRED-MANDATORY>                   0
<PREFERRED>                             0
<COMMON>                       56,897,871<F3>
<OTHER-SE>                       (14,449)<F4>
<TOTAL-LIABILITY-AND-EQUITY>   56,897,643
<SALES>                                 0
<TOTAL-REVENUES>                1,732,078<F5>
<CGS>                                   0
<TOTAL-COSTS>                           0
<OTHER-EXPENSES>                  254,940<F6>
<LOSS-PROVISION>                        0
<INTEREST-EXPENSE>                      0
<INCOME-PRETAX>                 1,477,138
<INCOME-TAX>                            0
<INCOME-CONTINUING>             1,477,138
<DISCONTINUED>                          0
<EXTRAORDINARY>                         0
<CHANGES>                               0
<NET-INCOME>                    1,477,138
<EPS-BASIC>                             0
<EPS-DILUTED>                           0<F7>

<F1>Includes   Participating  Insured  Mortgages  ("PIMs")  of  $46,719,584  and
Mortgage-Backed Securities ("MBS") of $7,202,126.
<F2>Includes  prepaid  acquisition  fees  and  expenses  of  $1,301,007  net  of accumulated amortization of $1,172,472 and prepaid participation servicing fees of $430,190 net of accumulated amortization of $379,810.
<F3>Represents  total equity of General Partners and Limited  Partners.  General
Partners deficit of ($360,862) and Limited Partners equity of $57,258,733.
<F4>Unrealized loss on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $75,203 of amortization of prepaid fees and expenses.
<F7>Net income  allocated  $44,314 to the General Partners and $1,432,824 to the
Limited Partners. Average net income per Limited Partner interest is $.10 on 14,956,896 Limited Partner interests outstanding.

